Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form S-4 (this "Registration Statement") of Nicolet Bankshares, Inc. and its subsidiaries of our report dated March 19, 2012, relating to our audit of the consolidated fmancial statements of Mid-Wisconsin Financial Services, Inc. and subsidiary for the year ended December 31, 2011, which appear in the joint proxy statement-prospectus, which is part of this Registration Statement.

We also consent to the reference to our ftrm under the caption "Experts" in the proxy-statement-prospectus, which is part of this Registration Statement.

WipfliLLP
Green Bay, Wisconsin

January 31, 2013